CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus of State Street Institutional Investment Trust and “Counsel and Independent Registered Public Accounting Firm” in the State Street Institutional Investment Trust Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendments No. 59 to the Registration Statement (Form N-1A, No. 333-30810) of our reports dated February 26, 2014 on the financial statements and financial highlights of State Street Equity 500 Index Portfolio and State Street Equity 500 Index Fund included in the December 31, 2013 Annual Report to Shareholders.

ERNST & YOUNG LLP

Boston, Massachusetts

July 11, 2014